Exhibit 99.1

Contact:	Miles Goda
Director of Investor Relations
(206) 613-0826

WATCHGUARD ANNOUNCES

PRELIMINARY SECOND QUARTER RESULTS

Seattle, Washington – July 7, 2003. WatchGuard Technologies, Inc. (Nasdaq: WGRD), a leading provider of Internet security solutions, today announced that it expects its revenue and operating results for the quarter ended June 30, 2003, to be below the Company’s previously stated estimates.

WatchGuard expects to report net revenue in the range of $19.8 million to $20.2 million for the quarter ended June 30, 2003, compared to $21.8 million in the previous quarter and $17.8 million for the quarter ended June 30, 2002. The shortfall in revenue reflects the continued realignment of the Company’s Asia-Pacific sales and marketing channels, specifically in Japan, and lower sales in certain regions of Europe. The revenue shortfall also reflects competitive pricing on the Company’s Firebox III product line and the launch of new promotional programs during the quarter designed to drive future demand for a number of its products.

The Company expects GAAP net loss for the quarter to be between ($0.09) and ($0.12) per share, compared to ($0.03) per share in the previous quarter and ($0.36) per share for the quarter ended June 30, 2002. Pro forma net loss is expected to be between ($0.07) and ($0.10) per share, compared to ($0.01) per share in the previous quarter and ($0.14) for the quarter ended June 30, 2002. Pro forma net loss per share excludes certain non-cash stock-based compensation expenses, amortization of intangible assets, and acquired in-process technology costs and restructuring charges.

The reconciliation of the anticipated range of net loss per share to the anticipated range of pro forma net loss per share for the quarter ended June 30, 2003, the net loss per share for the previous quarter and the net loss per share for the quarter ended June 30, 2002, is set forth at the end of this press release.

These estimates are preliminary and the Company plans to report its complete second quarter results on its regularly scheduled earnings call on July 24, 2003.

WatchGuard will host a public conference call today to discuss its preliminary second quarter results at 5:30 AM PST (8:30 AM EST). The call will be webcast by CCBN and may be accessed at www.watchguard.com under “Investor Relations.” Research analysts and institutional investors may access the live conference call by calling (800) 884-5695 (U.S. and Canada) or (617) 786-2960 (International). The conference call ID number is 16281104.

About WatchGuard Technologies, Inc.

WatchGuard is a leading provider of dynamic, comprehensive Internet security solutions designed to protect enterprises that use the Internet for e-business and secure communications. The Company is a pioneer in the creation of the plug-and-play Internet security appliance, the Firebox, and server security software. The Company’s innovative LiveSecurity Service enables organizations and users to keep their security systems up-to-date, and its ServerLock and AppLock/Web software provide server content and application security to protect critical data and services against unauthorized or unintentional access or manipulation. The Company’s RapidStream “Secured by Check Point” product line is specifically designed to address the enterprise customer’s need for VPN performance, scalability, and flexibility in a Check Point appliance solution. For more information, please call 206-521-8340 or visit www.watchguard.com.

Certain statements in this press release, including statements about our expected financial results for the quarter ended June 30, 2003, and future quarters, are “forward-looking statements” within the meaning of the Securities Act of 1933, as amended. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to known and unknown risks and uncertainties and inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including those relating to the results and impact of our Asia-Pacific realignment, pricing pressures, timely availability and customer acceptance of our new and existing products, uncertainties regarding our competition, and the other risks described under “Important Factors That May Affect Our Operating Results, Our Business and Our Stock Price” in our quarterly report on Form 10-Q for the quarter ended March 31, 2003, and in our Securities and Exchange Commission filings from time to time. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release.

WatchGuard, RapidStream, LiveSecurity, Firebox, ServerLock, and AppLock are either registered trademarks or trademarks of WatchGuard Technologies, Inc. or its subsidiaries in the United States and/or other countries. Check Point is a trademark of Check Point Software Technologies Ltd.

WATCHGUARD TECHNOLOGIES, INC.

RECONCILIATION OF NET LOSS PER SHARE TO PRO FORMA LOSS PER SHARE

unaudited

	June 30, 2003		March 31 2003	June 30 2002
	Low End Of Range	High End Of Range
Net loss	$(0.12)	$(0.09)	$(0.03)	$(0.36)
Stock based compensation	0.00	0.00	0.00	0.01
Amortization of intangible assets and acquired in-process technology costs	0.02	0.02	0.02	0.08
Restructuring charges	—	—	—	0.13

Pro forma net loss	$(0.10)	$(0.07)	$(0.01)	$(0.14)

Use of Non-GAAP Pro Forma Financial Information

To supplement our consolidated financial statements presented on a GAAP basis, WatchGuard uses pro forma measures of net income and earnings per share, which are adjusted to exclude certain costs and expenses we believe appropriate to enhance an overall understanding of our core financial performance. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of WatchGuard’s underlying operational results and trends and our marketplace performance. For example, the pro forma results are an indication of our baseline performance before other charges that are considered by management to be outside of our core operating results. In addition, these adjusted pro forma results are among the primary indicators management uses as a basis for planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for operating results prepared in accordance with generally accepted accounting principles in the United States. Pro forma results exclude:

•	non-cash stock-based compensation expenses originating from employee stock options granted at less than fair value, stock options granted to consultants and certain restricted common stock and common stock subject to repurchase issued in connection with our acquisitions of BeadleNet, LLC, Qiave Technologies Corporation and RapidStream, Inc.;

•	the amortization of intangible assets and acquired in-process technology costs arising from WatchGuard’s acquisition of BeadleNet, LLC in October 1999, Qiave Technologies Corporation in October 2000 and RapidStream Inc. in April 2002; and

•	restructuring charges.